Exhibit (99)(a)


                  CACI Announces Intent to Acquire QuesTech
    A Strategic Play into the Information Warfare & Intelligence Markets

ARLINGTON, VA -- May 19, 1998 -- CACI International Inc (Nasdaq: CACI) announced today it has signed a letter of intent to acquire all of the outstanding common shares of QuesTech, Inc. (Nasdaq: QTEC) for $18-3/8 per share in cash. The total value of the acquisition, including the assumption of existing debt, is approximately $42 million. The agreement assumes the disposition by QuesTech of their wholly owned subsidiary, QuesTech Packaging, Inc., involved in commercial packaging techniques. The CACI offer has been approved by QuesTech's Board of Directors and is contingent upon the signing of a definitive agreement, completion of customary due diligence and regulatory review, approval by CACI's Board of Directors, and the approval of QuesTech's shareholders. The transaction, which CACI hopes to close in three to four months, will be financed through bank borrowings.

Dr. J. P. (Jack) London, Chairman and CEO of CACI International, stated, "The acquisition of QuesTech is a tremendous strategic fit for CACI - positioning us in the very important information warfare and intelligence markets. QuesTech's value-added capabilities will enhance CACI's solutions offering, and will provide further technology and customer diversification. QuesTech's operating groups perform a variety of scientific, engineering, and management tasks, many of them involving highly sophisticated emerging technologies that we've identified as core distinctions. QuesTech's skilled personnel have made major technical contributions in the areas of intelligence, surveillance, command and control, modeling and simulation, artificial intelligence, and electronic warfare/information security for their clients in the fields of command, control and communications (C3) and intelligence services."

QuesTech is an information technology company that specializes in the development and application of information technology for government and industry. The company provides a broad spectrum of scientific, engineering, and management services in electronics, software engineering, systems engineering, and many other advanced information technology fields. With headquarters in Falls Church, Virginia, and offices worldwide, QuesTech has over 700 employees. QuesTech, with a three-year growth rate of 13%, reported 1997 revenues of $78 million.

"This transaction clearly reflects commitment to our growth strategy. The acquisition should be accretive to our earnings and is expected to enhance shareholder value. We will emphasize building a long and successful relationship with QuesTech's existing management team and employees, and their customers," added Dr. London.

CACI International Inc is an information technology products and services provider that specializes in developing and integrating systems, software, and simulation products in support of government agencies and commercial enterprises worldwide. Celebrating 35 years in business, the company has approximately 3700 employees and operates out of approximately 75 offices in the U.S. and Europe. In March, CACI was named the highest-ranking systems integrator in a Federal Computer Week Government Technology Group report on competitiveness and past performance in the federal marketplace. Additional information may be found at CACI's web site -- www.caci.com.

Several comments set forth above represent forward-looking statements. These statements are subject to important factors that could cause actual results to differ materially from the statements made today. The factors which could cause a material difference in results include, but are not limited to the following: regional and national economic conditions; changes in interest rates; changes in government spending policies and/or decisions concerning specific programs; the individual business decisions of our customers and clients; developments in technology; competitive factors and pricing pressures; changes in the regulation of our business; and our own ability to obtain the results now projected or anticipated.

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For additional information contact:

James Allen                                Jody Brown
Chief Financial Officer                    Public Relations Director
(703) 841-7946                             (703) 841-7801
jallen@caci.com                            jbrown@caci.com